UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-7635

TWIN DISC, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

WISCONSIN	39-0667110
(State or Other Jurisdiction	(IRS Employer
of Incorporation or Organization)	Identification Number)

1328 Racine Street, Racine, Wisconsin                                                                                                53403

(Address of Principal Executive Offices)                                                                                                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
PREFERRED STOCK PURCHASE RIGHTS	THE NASDAQ STOCK MARKET
(Pursuant to Rights Agreement dated December 20, 2007, as amended May 1, 2012)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following. _X_

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following. _ _

Securities Act registration statement file number to which this form relates: _Not Applicable_ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.                      Description of Registrant’s Securities to be Registered.

Amendment to Rights Agreement

Effective May 1, 2012, Twin Disc, Incorporated (the “Company”) and Computershare Shareowner Services, LLC (the “Rights Agent”) entered into the First Amendment to the Rights Agreement (the “Rights Agreement”) by and between the Company and the Rights Agent.  The Rights Agreement as originally adopted on December 20, 2007, is attached hereto as Exhibit 4.1.  The First Amendment to the Rights Agreement revises the definition of “Acquiring Person” by increasing from 15% to 20% the amount of common stock of the Company that a person (other than an “Existing Holder” as defined in the Rights Agreement) must own before becoming an Acquiring Person. In all other material respects, the Rights Agreement remains unchanged.

The foregoing description of the First Amendment to the Rights Agreement is qualified in its entirety by reference to the text of the First Amendment, which is filed as Exhibit 4.2 hereto.

Item 2.                      Exhibits.

4.1
Rights Agreement dated as of December 20, 2007 by and between the Company and Mellon Investor Services, LLC, as Rights Agent, which includes the Form of Certificate Of Designations, Preferences and Rights of Series A Junior Preferred Stock of Twin Disc, Incorporated as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Right to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K dated December 20, 2007, File No. 001-07635).

4.2
First Amendment to the Rights Agreement, effective as of May 1, 2012, between Twin Disc, Incorporated and Computershare Shareowner Services, LLC (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K dated May 1, 2012, File No. 001-07635).

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 1, 2012	Twin Disc, Incorporated

_/s/ THOMAS E. VALENTYN
Thomas E. Valentyn
General Counsel & Secretary

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